Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of April 30, 2011, by and among SL Capital Appreciation Fund, L.L.C., Silver Lake Sumeru Fund, L.P. and Silver Lake Credit Fund, L.P. (each a “Seller” and collectively, “Sellers”) and Spansion LLC (“Buyer”).

1. Each Seller, for good and valuable consideration, does hereby agree to irrevocably sell, convey, transfer and assign unto Buyer all of such Seller’s rights, title and interest in, to and under as of the closing of the transactions contemplated under this Agreement (the “Closing Date”):

(a) A participation interest in the claims (including without limitation “claims” as defined in Section 101(5) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) against the debtors (the “Debtors”) in the bankruptcy case of Spansion Inc. and its related debtors (the “Bankruptcy Case”), including, without limitation, any and all right to receive any and all amounts paid or payable in respect of such claim, as set forth on Schedule I (the “Claims”) granted pursuant to those certain participation agreements entered into by each of the Sellers (the “Upstream Agreements”), which have been listed in Exhibit A and attached hereto;

(b) The Upstream Agreements;

(c) The claims related to the aggregate principal amount of 11.25% Senior Notes due 2016 (CUSIP Numbers 84649PAA3 or U85957AA3) held by the Sellers, including, without limitation, any and all right to receive any and all amounts paid or payable in respect of such notes, as set forth on Schedule I (the “Notes”);

(d) All causes of action or other rights held by such Seller, whether against the Debtors or any other party, in connection with the Claims and/or the Notes;

(e) All cash, securities or other property to be distributed or received or payable on account of, or exchanged in return for, any of the foregoing (collectively, the “Distributions”), provided however, that any and all Distributions that have been authorized and received by Sellers prior to the date hereof shall not be conveyed to Buyer and shall remain the property of Sellers; and

(f) All proceeds of the foregoing;

all of the foregoing, whether against the Debtors, any affiliate of the Debtors, or other third party liable in respect thereof, being collectively referred to herein as the “Assigned Rights”.

2. The consideration paid by Buyer to each Seller for the Assigned Rights, the receipt and sufficiency of which are hereby acknowledged by each Seller, is the purchase price (the “Aggregate Purchase Price”) set forth on Schedule I. On the Closing Date, Buyer shall pay the Aggregate Purchase Price to each Seller as specified on Schedule I hereto. The Aggregate Purchase Price for each Seller will equal the sum of (a) the purchase price for each Seller’s interest in the Notes and the rights related thereto (the “Note Purchase Price”), to the extent applicable; and (b) the purchase price for each Seller’s participation interest in the Claims and the rights related thereto (the “Claims Purchase Price”), to the extent applicable. The Note Purchase Price and the Claim Purchase Price for each Seller shall be set forth on Schedule I.

3. Pursuant to terms set forth in each of the Upstream Agreements, each Seller has a right to assign its interest in the Upstream Agreements to a third party. In accordance with those terms, Seller and Buyer hereby agree to enter into a consent agreement, in substantially the forms attached as Exhibit A hereto, with each of the relevant Upstream Sellers by which all Seller’s right title and interest in the Upstream Agreements will be conveyed to Buyer.

4. Buyer’s obligation to pay to each Seller the Aggregate Purchase Price is subject to (i) such Seller’s representations and warranties being true and correct on the date of this Agreement, (ii) such Seller having complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Closing Date and (iii) there being no law, court order or agreement prohibiting the transactions contemplated hereby. The parties acknowledge and agree that the Closing Date shall not be earlier than the date on which Buyer has received an order from the bankruptcy court in the Bankruptcy Case in form and substance reasonably acceptable to Buyer approving this Agreement and the transactions contemplated hereby and such order shall have become final and non-appealable (with no appeal, motion to reconsider or other relief having been timely sought).

5. Each Seller hereby represents and warrants to Buyer that:

(a) Such Seller is duly authorized and empowered to execute, deliver and perform this Agreement, and this Agreement constitutes the valid, legal and binding agreement of such Seller, enforceable against such Seller in accordance with its terms subject to the affect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity;

(b) Neither the execution, delivery or performance of this Agreement, nor consummation of the transactions contemplated hereby, will violate or contravene any law, rule, regulation, order or agreement binding on such Seller or the Assigned Rights;

(c) Such Seller is the sole owner and has good title to the Assigned Rights free and clear of any and all liens, security interests, claims, contractual restrictions on resale/transfer or encumbrances of any kind or nature whatsoever including without limitation, pursuant to any factoring or other financing agreements (collectively, “Liens”) and will transfer to Buyer such good title free and clear of any Liens;

(d) Such Seller has not previously sold, assigned participated, pledged or otherwise encumbered the Assigned Rights, in whole or in part, to any party (or agreed to do any of the foregoing); and

(e) No broker, finder, agent, or other entity acting on behalf of such Seller is entitled to any commission or fee for which the Buyer could be responsible.

6. Buyer represents to each Seller that is duly authorized and empowered to execute, deliver and perform this Agreement, and this Agreement constitutes the valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms subject to the affect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity.

7. Each Seller agrees that in the event such Seller shall receive any payments or Distributions with respect to the Assigned Rights after the date hereof, such payments or Distributions are the property of Buyer and Sellers shall have no interest therein (a “Post Signing Distribution”). Each Seller agrees (i) to accept such payments or Distributions as Buyer’s agent and to hold the same in trust on behalf of and for the benefit of Buyer and (ii) that Buyer shall exercise all voting and dispositive power over any securities of Spansion Inc. received by such Seller in connection with any such Distribution. Such Seller agrees to deliver the same forthwith to Buyer in the same form received, within five business days following the later of receipt or bankruptcy court approval of this Agreement and the transactions contemplated hereby, which are in good deliverable form, with the endorsement of such Seller when necessary or appropriate. Notwithstanding the foregoing, the right and title to any such payments or Distributions (or, in the event that Buyer disposes of any securities of Spansion Inc. or other property received in a Distribution, the proceeds therefrom) with respect to the Assigned Rights received by each Seller and held by each Seller in trust on behalf of and for the benefit of Buyer shall revert to such Seller in the event the bankruptcy court in the Bankruptcy Case does not approve this Agreement and the transactions contemplated hereby or in the event that the parties hereto have not received duly executed Consent and Assignment of Participation agreements from each of the Upstream Sellers prior to the Closing Date. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Closing Date shall not be earlier than (i) the date on which the Sellers have received all shares of Spansion Inc. or have otherwise arranged for delivery of such shares related to the Assigned Rights issued in connection with the Distribution scheduled to be completed on or about May 2, 2011 and (ii) the date on which the parties shall have received duly executed Consent and Assignment of Participation agreements from each of the Upstream Sellers.

8. This Agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns and shall be binding upon the parties hereto and their successors and assigns. This Agreement is solely for the benefit of Sellers and Buyer and their successors and permitted assigns and nothing contained in this Agreement shall be deemed to confer upon anyone other than Sellers and Buyer and their successors and permitted assigns any right to insist upon or enforce the performance or observance of any of the rights and obligations set forth herein.

9. No failure on the part of a party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by Buyer to exercise any of its rights or remedies under any other related document or against the other party or any other entity.

10. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision, or portion of the provision, as applicable, shall be ineffective in that jurisdiction solely to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision or portion thereof shall not affect the validity or enforceability of any other part or provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any conflicts of law provisions.

12. Each of each Seller and Buyer shall be solely responsible for all costs or expenses (including legal expenses) incurred by it with respect to the negotiation, preparation and execution of this Agreement, except that Sellers shall be responsible for the reasonable cost of any fairness opinion obtained by Buyer in connection herewith and any amendment to Buyer’s loan agreement to facilitate the transaction and any out of pocket costs of the sellers under the Upstream Agreements in connection with their review of the related consent agreements, not to exceed in the aggregate $250,000. Each Seller agrees to execute and deliver, or to cause to be executed and delivered, all such instruments and documents (including, without limitation, any supporting documents evidencing the Assigned Rights), and to take all such action as Buyer may reasonably request, promptly upon the request of Buyer in order to effectuate the intent and purpose of, and to carry out the terms of, this Agreement, and to cause Buyer to become the legal and beneficial owner and holder of the Assigned Rights.

13. This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier or electronic transmission of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by their duly authorized representatives as of the date first written above.

SELLERS:

SL CAPITAL APPRECIATION FUND, L.L.C

By:	/s/ Roger Wittlin

Name:	Roger Wittlin
Title:	Managing Director

SILVER LAKE SUMERU FUND, L.P

By: Silver Lake Technology Associates Sumeru,
L.P., its general partner

By:	/s/ Paul Mercadante

Name:	Paul Mercadante
Title:	Managing Director

SILVER LAKE CREDIT FUND, L.P.

By: Silver Lake Financial Associates, L.P., its general partner

By:	/s/ Roger Wittlin

Name:	Roger Wittlin
Title:	Managing Director

BUYER:

SPANSION LLC

By:	/s/ Randy W. Furr

Name:	Randy W. Furr
Title:	EVP & CFO

Schedule I

Aggregate Purchase Price Calculation for Silver Lake Sumeru Fund, L.P.:

Holder of Participation Interest in Claim No. 5:
Claim Purchase Price:	$12,703,034.00

Aggregate Purchase Price for Silver Lake Sumeru Fund, L.P.: $12,703,034.00*

Aggregate Purchase Price Calculation for Silver Lake Credit Fund, L.P.

Holder of Participation Interest in Claim Nos. 5, 865 and Holder of Notes:
Note Purchase Price:	$10,529,497.00
Claim Purchase Price Claim No. 5:	$1,208,006.00
Claim Purchase Price Claim No 865	$3,044,105.00

Aggregate Purchase Price for Silver Lake Credit Fund, L.P. $14,781,608.00*

Aggregate Purchase Price Calculation for SL Capital Appreciation Fund, L.L.C.

Holder of Participation Interest in Claim No. 865 and Holder of Notes:
Note Purchase Price:	$1,169,944.00
Claim Purchase Price	$79,531.00

Aggregate Purchase Price for SL Capital Appreciation Fund, L.L.C. $1,249,475*

*	Upon payment by Buyer of the Aggregate Purchase Price set forth above for each Seller, Sellers’ expense obligations as set forth in Section 12 of this Agreement shall be deemed fully satisfied.

Exhibit A – Forms of Consent Agreements